Exhibit 24(b) 4.19
ReliaStar Life Insurance Company
ENDORSEMENT
The Contract, Policy or Certificate, whichever is applicable, is endorsed to add the following language:

For all loans effective on and after January 1, 2004:

We reserve the right to not permit a new loan if an outstanding loan is in default.

Endorsed and made part of the Contract, Policy or Certificate, whichever is applicable, on the effective date of the
Contract, Policy or Certificate.

/s/ Keith Gubbay

President
ReliaStar Life Insurance Company

Form No. 40034 01-04